SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                January 31, 2002


                      KANSAS CITY SOUTHERN INDUSTRIES, INC.
                      -------------------------------------
               (Exact name of company as specified in its charter)


                           DELAWARE 1-4717 44-0663509
            --------------------- ------------- -------------------
          (State or other jurisdiction (Commission file (IRS Employer of incorporation) number) Identification Number)


                114 West 11th Street, Kansas City, Missouri 64105
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                Company's telephone number, including area code:
                -------------------------------------------------
                                (816) 983 - 1303

                                 Not Applicable
          (Former name or former address if changed since last report)

Item 7.     Financial Statements and Exhibits

(c)         Exhibits

            Exhibit No.                         Document

            (99)                                Additional Exhibits

            99.1 Press Release issued by Kansas City Southern Industries, Inc. dated January 31, 2002 entitled, "Kansas City Southern Industries Reports Improved Fourth Quarter and Year to Date Earnings", is attached hereto as Exhibit 99.1


            99.2 The following schedules are attached hereto as Exhibit 99.2 - Kansas City Southern Railway
                                              Operating Statements, Kansas City
                                              Southern Railway Carloadings by
                                              Commodity, Kansas City Southern
                                              Industries, Inc. Consolidated
                                              Balance Sheets and Kansas City
                                              Southern Industries, Inc.
                                              Statement of Cash Flows



Item 9.     Regulation FD Disclosure

Kansas City Southern Industries,  Inc. ("KCSI" or "Company") is furnishing under
Item 9 of this Current  Report on Form 8-K the  information  included as Exhibit
99.1 and Exhibit 99.2 of this report. Exhibit 99.1 is the Company's press release, dated January 31, 2001, announcing KCSI's fourth quarter and year to date 2001 operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's fourth quarter 2001 conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2, is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Kansas City Southern Industries, Inc.


Date: February 7, 2002                    By: /s/  Louis G. Van Horn
                                             ----------------------------
                                                   Louis G. Van Horn
                                             Vice President and Comptroller
                                             (Principal Accounting Officer)

EXHIBIT 99.1

                                                         Date  January 31, 2002

Kansas City Southern               Media Contact: William Galligan 816-983-1551
Industries, Inc.                   william.h.galligan@kcsr.com
114 West 11th Street
Kansas City, MO 64105              NYSE Symbol: KSU

                   Kansas City Southern Industries Reports Improved
                       Fourth Quarter and Year to Date Earnings

EARNINGS ANALYSIS AND COMMENTARY

KCSI reported fourth quarter 2001 income from continuing operations of $11.1 million (18(cent) per diluted share) compared to $3.6 million (6(cent) per diluted share) in the fourth quarter of 2000. This $7.5 million (208%) quarter to quarter increase resulted primarily from an improvement in domestic operating income of $13.5 million, a $2.2 million increase in equity earnings (based upon preliminary information) from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM") and a decline in interest expense of $1.7 million. These improvements were partially offset by a $9.8 million increase in the income tax provision. KCSI's consolidated fourth quarter 2001 revenue increased $10.7 million and operating expenses declined $2.8 million compared to the fourth quarter of 2000, resulting in the $13.5 million improvement in operating income.

For the year ended December 31, 2001, income from continuing operations was $31.1 million (51(cent) per diluted share) compared to $25.4 million (43(cent) per diluted share) for the year ended December 31, 2000. This $5.7 million period to period increase was primarily due to a $6.9 million increase in equity earnings from Grupo TFM and a $13.0 million decrease in interest expense partially offset by a $2.4 million decrease in domestic operating income, a $3.6 million decrease in equity earnings from other unconsolidated affiliates and a $6.4 million increase in the income tax provision. Equity earnings for the year ended December 31, 2001 reflect the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government.

As previously announced, NAFTA Rail, a wholly-owned Mexican subsidiary of KCSI, filed an action in a Mexican court challenging, among other items, a resolution purportedly approved by the shareholders of Grupo TFM ordering the payment of a dividend to the shareholders of Grupo TFM. The CEO's of both KCSI and Grupo TMM, S.A. de C.V. ("Grupo TMM") have met and are currently working to settle the issues surrounding the litigation and KCSI hopes to resolve these matters prior to the filing of the Company's Form 10-K for the year ended December 31, 2001. NAFTA Rail has not received this dividend. If, however, the dividend is determined to be a 2001 transaction at the time of KCSI's filing of its Form 10-K, or if these matters are resolved unfavorably to KCSI, the Company will record a $6.7 million charge (11(cent) per diluted share) for the fourth quarter and year ended December 31, 2001. This charge would represent the Company's proportionate decline in its investment in Grupo TFM arising from the accounting for a tax recorded by Grupo TFM as a result of the dividend. This charge is not reflected in the attached financial information.

DILUTED EARNINGS PER SHARE AND COMMON SHARES COMPARISONS (1)

                                            Fourth Quarter              Year to Date
                                         ---------------------      ---------------------
                                            2001        2000           2001        2000
                                            ----        ----           ----        ----
Income from continuing operations:

  U.S. operations                           $ 0.16      $ 0.10         $ 0.33      $ 0.41
  Grupo TFM and PCRC (including
   associated interest)                       0.02       (0.04)          0.18        0.02
                                         ---------   ---------      ---------   ---------
  Income from continuing operations           0.18        0.06           0.51        0.43
Extraordinary debt retirement costs,
   net of income tax                           -            -              -        (0.15)
Cumulative effect of accounting change,
   net of income tax(2)                        -            -           (0.01)         -
                                         ---------   ---------      ---------   ---------
    Total diluted earnings per share
     from continuing operations,
     adjusted for the extraordinary
     items and cumulative effect of
     accounting change                      $ 0.18      $ 0.06         $ 0.50      $ 0.28
                                         ---------   ---------      ---------   ---------

Common Shares Outstanding
(thousands):

   Weighted Average Diluted                61,099       59,839         60,984      58,390
   Actual                                  59,243       58,147         59,243      58,147


(1)Earnings per share and common share information for each period presented reflect a one-for-two reverse stock split that occurred on July 12, 2000 in conjunction with the spin-off of Stilwell Financial Inc., the Company's formerly owned financial services segment.

(2)Reflects the adoption of Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities.


FOURTH QUARTER

KCSI is comprised of, among others, The Kansas City Southern Railway Company ("KCSR") and equity investments in Grupo TFM, Mexrail, Inc. ("Mexrail"), Southern Capital Corporation ("Southern Capital") and Panama Canal Railway Company ("PCRC"). Effective October 1, 2001, Gateway Western Railway Company ("Gateway Western") was merged into KCSR. Discussions of KCSR herein include consideration of the operations and operating results of Gateway Western.

KCSI's consolidated fourth quarter 2001 revenues totaled $145.5 million compared to $134.8 million in the fourth quarter of 2000. This 8% increase resulted from higher KCSR revenues, which increased $11.1 million to $143.4 million, partially offset by a slight decrease in revenues from certain other subsidiaries. KCSR revenue growth was driven primarily by strength in coal revenues, which improved $9.1 million (40%) quarter to quarter. Net tons of coal shipped increased approximately 35% quarter to quarter due to demand driven increases at certain utility plants compared to the prior year fourth quarter resulting from higher than usual deliveries to replenish stockpiles and to satisfy weather-related demands. Additionally, a coal-burning utility plant that had been out of service since January 1999 began taking shipments in the second quarter of 2001. Quarter to quarter revenue increases also occurred for paper products, export grain, certain chemical and plastics products and military shipments. These improvements were partially offset by quarter to quarter revenue declines for domestic grain, food products, ore and mineral products, steel and scrap metal shipments and intermodal products, primarily reflecting the existing slow economic conditions. Quarter to quarter revenues increased 3% for all non-coal commodity groups on a combined basis.

KCSI's consolidated costs and expenses declined $2.8 million in the fourth quarter of 2001 to $125.1 million compared to $127.9 million in the fourth quarter of 2000. This resulted from a $1.2 million decrease in KCSR expenses coupled with a $1.6 million decrease in expenses at certain other subsidiaries. At KCSR, quarter to quarter declines in salaries and wages ($3.0 million), fuel ($4.2 million), materials and supplies ($1.5 million) and purchased services ($1.3 million) were partially offset by increases in fringe benefits ($2.3 million) and casualties and insurance ($3.4 million). Lower costs for salaries and wages reflect the employee headcount reductions effected in March 2001 and operating efficiency at KCSR, while lower fuel costs reflect the reduction in the market price of fuel. Fringe benefits expense increased as a result of higher health care costs and casualties and insurance expense increased quarter to quarter primarily as a result of an increase in the personal injury reserves arising from the Company's annual actuarial study. The KCSR operating ratio for the fourth quarter of 2001 improved to 84.7% compared to 92.7% in the same 2000 period.

Equity earnings related to the Company's investment in Grupo TFM increased $2.2 million to $5.0 million in the fourth quarter of 2001 from $2.8 million in the fourth quarter of 2000. Grupo TFM revenues were $171.8 million in the fourth quarter of 2001, a 4% increase compared to the fourth quarter of 2000. Total costs and expenses at Grupo TFM increased 2% quarter to quarter, while operating profit increased 9% (computed under accounting principles generally accepted in the United States of America - "U.S. GAAP"). Under International Accounting Standards, TFM's operating ratio was 76.9% for the fourth quarter of 2001 compared to 78.6% for the fourth quarter of 2000. Additionally, Grupo TFM's fourth quarter 2001 results include a deferred tax benefit of $1.7 million (calculated under U.S. GAAP) compared to a deferred tax expense of $0.3 million for the fourth quarter of 2000. The favorable change in the deferred tax calculation of Grupo TFM is mostly attributable to fluctuations in the peso exchange rate and inflation in Mexico. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

Equity earnings from the Company's investment in Mexrail declined $0.1 million quarter to quarter, while equity earnings from Southern Capital improved by approximately $0.5 million. Additionally, the reconstruction of the rail line in Panama was completed in July 2001 and the operations of PCRC have commenced.
During the fourth quarter of 2001, the Company recorded equity losses of approximately $0.6 million from its investment in PCRC relating mostly to costs associated with the start-up of the business.

KCSI's consolidated interest expense for the fourth quarter of 2001 decreased $1.7 million (15%) from the prior year quarter primarily as a result of lower interest rates on our variable rate debt.

YEAR TO DATE

KCSI's consolidated revenues totaled $577.3 million for the year ended December 31, 2001 compared to $572.2 million for the year ended December 31, 2000. This $5.1 million increase resulted from higher KCSR revenues of approximately $3.3 million partially coupled with higher revenues from certain other subsidiaries. Revenue growth in 2001 occurred primarily in coal (13%), automotive (72%), plastics (10%), military/other (49%), export grain (19%) and certain forest products. These revenue improvements were partially offset by overall declines in chemical and petroleum products (1%), agriculture and mineral products (6%), paper and forest products (2%) and intermodal revenues (10%) primarily as a result of lower production due to the weakness in the U.S. economy. Agriculture and mineral product revenues were affected by lower domestic grain shipments due a general decline in poultry production in the United States. This decline in poultry production in the United States resulted in decreased demand for grain deliveries to our customers during 2001.

KCSI's consolidated costs and expenses increased $7.5 million (1%) to $521.9 million for the year ended December 31, 2001 compared to $514.4 million for the year ended December 31, 2000 resulting from higher KCSR expenses of $2.3 million and higher expenses at certain other subsidiaries of $5.2 million. Costs at other subsidiaries in 2001 were higher primarily as a result of a $3.0 million reduction to the allowance for doubtful accounts recorded in 2000 at the KCSI Holding Company. Higher KCSR expenses were mostly attributable to a $5.0 million increase in car hire costs and a $6.6 million increase in casualties and insurance costs. These costs were partially offset by a $4.2 million decline in salaries, wages and fringe benefits expense, a $4.2 million decrease in fuel expense and a $3.0 million decline in materials and supplies expense. Contributing to the increase in car hire expense was a higher number of freight cars from other railroads on the Company's rail line coupled with a lower number of KCSR freight cars being used by other railroads. Also contributing to the increase in car hire expense was the larger number of auto rack cars being used to serve the increase in automotive traffic period to period. Casualty and insurance costs also rose primarily due to several significant first quarter 2001 derailments as well as increases made to the personal injury reserve arising from the Company's annual actuarial study. Salaries and wage expense declined period to period due mostly to employee headcount reductions in March 2001 and operating efficiencies. The decline in fuel expense resulted primarily from lower market prices per gallon. The KCSR operating ratio for 2001 was 88.2% compared to 88.3% for 2000.

Excluding the impact of the extraordinary item in 2000 discussed below, equity earnings from the Company's investment in Grupo TFM increased $6.9 million to $28.5 million for the year ended December 31, 2001 versus $21.6 million for the year ended December 31, 2000. During the first quarter of 2001, TFM recorded approximately $54 million of pre-tax income relating to the reversion of certain concession assets to the Mexican government. The Company's equity earnings for the year ended December 31, 2001 from Grupo TFM reflect our proportionate share of this income of approximately $9.1 million.

Grupo TFM's revenues increased 4% to $667.8 million for the year ended December 31, 2001 from $640.6 million for the year ended December 31, 2000. These higher revenues were offset by an approximate 7% increase in operating expenses (exclusive of the income related to the reversion of certain concession assets to the Mexican government) resulting in a period to period decline in ongoing operating income of approximately 5%. Under U.S. GAAP, the deferred tax expense for Grupo TFM was $10.9 million for the year ended December 31, 2001 compared to a deferred tax benefit of $13.2 million (excluding the impact of the extraordinary item) for the year ended December 31, 2000.

Equity earnings from the Company's investment in Mexrail declined $2.3 million period to period, while equity earnings from Southern Capital improved by approximately $1.0 million. Additionally, during 2001 the Company recorded equity losses of approximately $1.6 million from its investment in PCRC relating mostly to start-up costs.

Similar to the fourth quarter of 2001, the Company's interest expense for the year ended December 31, 2001 declined $13.0 million compared to the year ended December 31, 2000 due to lower borrowing rates.

Effective January 1, 2001 the Company implemented Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). As a result of this change in the method of accounting for derivative financial instruments, the Company recorded an after-tax charge to earnings of $0.4 million (1(cent) per diluted share) in the first quarter of 2001. This charge is presented as a cumulative effect of an accounting change in the accompanying consolidated condensed statements of income for the year ended December 31, 2001. During the first quarter of 2000, the Company completed a debt refinancing whereby it retired approximately $400 million of its debt securities prior to maturity. Also, during the third quarter of 2000, the Company refinanced $200 million of bank debt with a $200 million offering of 8-year senior unsecured notes. In connection with these debt-refinancing transactions, KCSI recorded extraordinary debt retirement costs of approximately $7.0 million (net of income taxes). Additionally, during the third quarter of 2000, Grupo TFM refinanced approximately $285 million of bank debt with a U.S. Commercial Paper program. KCSI recorded its proportionate share of extraordinary debt retirement costs of $1.7 million (net of income taxes) related to this refinancing by Grupo TFM. Total KCSI and Grupo TFM debt retirement related extraordinary charges for 2000 were $8.7 million (15(cent) per diluted share). These items are presented as extraordinary items in the accompanying consolidated condensed statements of income for the year ended December 31, 2000.

BUSINESS OUTLOOK

Michael R. Haverty, KCSI Chairman, President and Chief Executive Officer said, "in light of the current economic environment facing North America, we are encouraged by our operating results for the fourth quarter. Domestically, KCSR's fourth quarter revenues increased approximately 8% versus the fourth quarter of 2000. KCSR's cost structure has continued to benefit from cost reduction actions taken in March 2001 and the synergies of an efficient and well-operating railroad.

Grupo TFM continues to provide significant value as part of our NAFTA rail network. Revenues for Grupo TFM increased 4% for both the fourth quarter and year ended 2001 and our equity earnings increased 79% and 32% for the fourth quarter and year ended 2001, respectively. Through Grupo TFM, we and our partner, Grupo TMM, are continuing to pursue the purchase of the Mexican government's 24.6% ownership in Grupo TFM through a call option. This transaction has been delayed pending improved market conditions for Latin American companies and is expected to be complete as soon as market conditions become more favorable. We are excited about the prospects of increasing our ownership position in Grupo TFM, which is fast becoming one of the rail transportation leaders in North America.

It is regrettable that we had to bring legal actions challenging certain resolutions adopted by Grupo TFM, but these actions were necessary to safeguard our interests, as well as the interests of our shareholders, in the Company's investment in Grupo TFM. This matter is between KCSI and Grupo TMM and we continue to fully support Grupo TFM and its management team. I have met with Mr. Jose Serrano, Chairman and CEO of Grupo TMM, and we are working to try and resolve the issues without a protracted legal dispute. KCSI is, however, prepared to pursue the litigation to ensure its interests in Mexico are protected.

In 2002, our focus will be on protecting our revenue base in a down economy while continuing to provide quality service to our customers. We will also strive to further reduce our costs and our corporate debt structure. We expect KCSR coal revenues to decline in 2002 as a result of a contractual rate reduction at one of our coal customers, as well as the loss of certain business due to the expiration of a contract that is not expected to be renewed. We believe, however that this decline in coal revenues will be offset by higher revenues for KCSR's other commodity groups through new business and targeted rate increases. We believe our railroad franchise is well positioned to benefit from an economic recovery. KCSR is currently operating very efficiently and we believe our cost structure is well controlled. Given these factors, we believe that meaningful revenue growth arising from an economic recovery would result in improved profitability. We expect continued success with Grupo TFM and believe that PCRC will provide us with future earnings growth beginning in early 2003. Our commitment is to maximize the potential of our NAFTA rail network and build long-term shareholder value."

(Note: The operating results and related amounts included herein for the fourth quarter and year ended December 31, 2000 were derived from the Form 10-K/A for the year ended December 31, 2000. These amounts reflect certain adjustments made subsequent to our fourth quarter and year ended 2000 earnings press release.)

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in KCSI's December 31, 2000 Form 10-K and the Current Report on Form 8-K dated December 11, 2001, each filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

         KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY COMPANIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (excludes Discontinued Operations(1))
                  (dollars in millions, except per share data)
                                   (Unaudited)

                                                   Three Months         Year Ended
                                                 Ended December 31,  Ended December 31,
                                                 -----------------   -----------------
                                                    2001     2000      2001      2000
                                                  -------  -------   -------   -------
   Revenues                                       $ 145.5  $ 134.8   $ 577.3   $ 572.2

   Costs and expenses                               110.7    114.2     463.9     458.3
   Depreciation and amortization                     14.4     13.7      58.0      56.1
                                                  -------  -------   -------   -------
   Operating income                                  20.4      6.9      55.4      57.8

   Equity in net earnings (losses) of
    unconsolidated affiliates:
     Grupo Transportacion Ferroviaria
      Mexicana, S.A. de C.V. (preliminary)            5.0      2.8      28.5      21.6
     Other                                           (1.2)    (1.1)     (1.4)      2.2
   Interest expense                                  (9.9)   (11.6)    (52.8)    (65.8)
   Other, net                                         1.2      1.2       4.2       6.0
                                                  -------  -------   -------   -------
   Income from continuing operations before
    income taxes, extraordinary items and
    cumulative effect of accounting change           15.5     (1.8)     33.9      21.8

   Income tax provision (benefit)                     4.4     (5.4)      2.8      (3.6)
                                                  -------  -------   -------   -------
   Income from continuing operations before
    extraordinary items and cumulative effect
    of accounting change                             11.1      3.6      31.1      25.4

   Extraordinary items, net of income taxes:
      Debt retirement costs                             -        -         -      (7.0)
      Debt retirement costs - TFM                       -        -         -      (1.7)

   Cumulative effect of accounting change, net
    of income taxes                                     -        -      (0.4)        -
                                                  -------  -------   -------   -------
   Income from continuing operations, net of
    extraordinary items and cumulative
    effect of accounting change                   $  11.1  $   3.6   $  30.7   $  16.7
                                                  =======  =======   =======   =======
  Per Share
   Data:

   Basic Weighted Average Common shares
    outstanding (in thousands)                     59,035   58,132    58,598    56,650

   Basic Earnings (Loss) per Common
    share from continuing operations              $  0.19  $  0.06   $  0.53   $  0.44
     Extraordinary items                               -        -         -      (0.15)
     Cumulative effect of accounting change            -        -      (0.01)       -
                                                  -------  -------   -------   -------
   Basic Earnings per Common share, net of
    extraordinary  items and cumulative effect
    of  accounting change                         $  0.19  $  0.06   $  0.52   $  0.29
                                                  =======  =======   =======   =======


   Diluted Weighted Average Common shares
    outstanding (in thousands)                     61,099   59,839    60,984     58,390

   Diluted Earnings (Loss) per Common share
    from continuing operations                    $  0.18  $  0.06   $  0.51   $  0.43

   Extraordinary items                                 -        -         -      (0.15)
   Cumulative effect of accounting change              -        -      (0.01)       -
                                                  -------  -------   -------   -------

   Diluted Earnings per Common
    share, net of extraordinary
    items and cumulative effect of
    accounting change                             $  0.18  $  0.06   $  0.50   $  0.28
                                                  =======  =======   =======   =======

   (1) - Stilwell Financial Inc., the Company's formerly owned financial services segment

         KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY COMPANIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                     (includes Discontinued Operations (1))
                  (dollars in millions, except per share data)
                                   (Unaudited)

                                                   Three Months         Year Ended
                                                 Ended December 31,  Ended December 31,
                                                 -----------------   -----------------
                                                    2001     2000      2001      2000
                                                  -------  -------   -------   -------

   Revenues                                       $ 145.5  $ 134.8   $ 577.3   $ 572.2

   Costs and expenses                               110.7    114.2     463.9     458.3
   Depreciation and amortization                     14.4     13.7      58.0      56.1
                                                  -------  -------   -------   -------

   Operating income                                  20.4      6.9      55.4      57.8

   Equity in net earnings (losses) of
    unconsolidated affiliates:
     Grupo Transportacion Ferroviaria
      Mexicana, S.A. de C.V.  (preliminary)           5.0      2.8      28.5      21.6
     Other                                           (1.2)    (1.1)     (1.4)      2.2
   Interest expense                                  (9.9)   (11.6)    (52.8)    (65.8)
   Other, net                                         1.2      1.2       4.2       6.0
                                                  -------  -------   -------   -------
   Income from continuing operations before
    income taxes, extraordinary items and
    cumulative effect of accounting change          15. 5     (1.8)     33.9      21.8

   Income tax provision (benefit)                     4.4     (5.4)      2.8      (3.6)
                                                  -------  -------   -------   -------
   Income from continuing operations before
    extraordinary items and cumulative effect
    of accounting change                             11.1      3.6      31.1      25.4
   Income from discontinued operations (1)
    (net of income taxes)                               -        -         -     363.8
                                                  -------  -------   -------   -------

   Income before extraordinary items and
    cumulative effect of accounting change           11.1      3.6      31.1     389.2
   Extraordinary items, net of income taxes:
      Debt retirement costs                             -        -         -      (7.0)
      Debt retirement costs - TFM                       -        -         -      (1.7)
   Cumulative effect of accounting change, net
    of income taxes                                     -        -      (0.4)        -
                                                  -------  -------   -------   -------
   Net income                                     $  11.1  $   3.6   $  30.7   $ 380.5
                                                  =======  =======   =======   =======
   Per Share Data:

   Basic Weighted Average Common shares
    outstanding (in thousands)                     59,035   58,132    58,598    56,650
   Basic Earnings per Common share
      Continuing operations                       $  0.19  $  0.06   $  0.53   $  0.44
      Discontinued operations                          -        -         -       6.42
                                                  -------  -------   -------   -------
   Basic Earnings (Loss) per Common share before
    extraordinary items and cumulative effect of
    accounting change                                0.19     0.06      0.53      6.86

   Extraordinary items                                 -        -         -      (0.15)
   Cumulative effect of accounting change              -        -      (0.01)       -
                                                  -------  -------   -------   -------
   Basic Earnings per Common share                $  0.19  $  0.06   $  0.52   $  6.71
                                                  -------  -------   -------   -------

   Diluted Weighted Average Common shares
    outstanding (in thousands)                     61,099   59,839    60,984    58,390

   Diluted Earnings per Common share
      Continuing operations                       $  0.18  $  0.06   $  0.51   $  0.43
      Discontinued operations                          -        -         -       6.14
                                                  -------  -------   -------   -------

   Diluted Earnings (Loss) per Common share before
    extraordinary items and cumulative effect of
    accounting change                                0.18     0.06      0.51      6.57

   Extraordinary items                                 -        -         -      (0.15)
   Cumulative effect of accounting change              -        -      (0.01)       -
                                                  -------  -------   -------   -------
   Diluted Earnings per Common share                 0.18     0.06      0.50      6.42


   (1) - Stilwell Financial Inc., the Company's formerly owned financial services segment

EXHIBIT 99.2
Kansas City Southern Railway*
Operating Statements
Dollars in Millions

                            Fourth Quarter Fourth Quarter     Twelve Months  Twelve Months
                                2001           2000               2001           2000
                            -------------  -------------      -------------  -------------
Revenues
    Freight Revenue             $    87.0      $    82.6          $   340.3      $   348.5
    Intermodal and Automotive
     Revenue                         15.1           15.7               66.0           62.1
    Unit Coal Revenue                31.0           22.2              115.8          103.6
    Haulage Revenue                   3.4            3.5               13.0           12.6
    Other Revenue                     6.9            8.3               31.3           36.3
                            -------------  -------------      -------------  -------------
      Total Revenues                143.4          132.3              566.4          563.1
                            -------------  -------------      -------------  -------------

Operating Expenses
    Salaries & Wages                 32.6           35.6              133.7          139.3
    Fringe Benefits                  13.6           11.3               54.0           52.6
    Fuel                              8.6           12.8               43.9           48.1
    Material and Supplies             5.4            6.9               27.5           30.5
    Car Hire                          4.1            3.7               19.8           14.8
    Purchased Services               10.7           12.0               47.7           47.9
    Casualties & Insurance           12.9            9.5               40.6           34.0
    Other                             2.7            2.9               10.3            9.0
                            -------------  -------------      -------------  -------------
      Net Operating Expenses         90.6           94.7              377.5          376.2
                            -------------  -------------      -------------  -------------

Fixed Expenses
    Leases, Net                      13.6           13.1               54.6           55.6
    Depreciation                     13.5           12.7               54.1           52.1
    Taxes (Other Than Income)         3.7            2.1               13.2           13.2
                            -------------  -------------      -------------  -------------
      Total Fixed Expenses           30.8           27.9              121.9          120.9
                            -------------  -------------      -------------  -------------
    Total Expenses                  121.4          122.6              499.4          497.1
                            -------------  -------------      -------------  -------------

Operating Income                $    22.0      $     9.7          $    67.0      $    66.0


* Includes the operations of the Gateway Western Railway Company. Effective October 1, 2001, Gateway Western was merged into the Kansas City Southern Railway.

Kansas City Southern Railway*
Carloadings By Commodity - Year Ended December 31, 2001
Dollars in Thousands

          Carloadings                                               Revenue

     Year to Date         %                                    Year to Date        %
----------------------                                    ---------------------
   2001         2000    Change                              2001        2000     Change
----------   ---------  -------                           ---------   ---------  -------

                                      Coal

  197,166     180,949    9.0%        Unit Coal            $115,825    $103,617    11.8%
    5,167       3,216   60.7%        Other Coal              2,923       1,343   117.6%
----------   ---------                                    ---------   ---------
  202,333     184,165    9.9%                Total         118,748     104,960    13.1%


                                  Chemical & Petroleum Products
    6,704       9,135  (26.6)%       Agri Chemicals          5,304       6,422   (17.4)%
   11,393      13,817  (17.5)%       Gases                  10,420      12,468   (16.4)%
   22,138      25,749  (14.0)%       Organic                22,554      24,345    (7.4)%
   19,419      16,976   14.4%        Inorganic              20,544      19,684     4.4%
   59,455      62,171   (4.4)%       Petroleum              38,037      38,239    (0.5)%
   26,892      26,276    2.3%        Plastics               26,904      24,416    10.2%
----------   ---------                                    ---------   ---------
  146,001     154,124   (5.3)%               Total         123,763     125,574    (1.4)%
----------   ---------                                    ---------   ---------

                                 Agriculture and  Minerals

   47,408      49,201   (3.6)%       Domestic Grain         32,789      36,488   (10.1)%
   13,309      11,060   20.3%        Export Grain            9,595       8,077    18.8%
   26,347      29,458  (10.6)%       Food Products          21,879      23,537    (7.0)%
   23,467      25,528   (8.1)%       Ores and Minerals      12,434      13,192    (5.7)%
   15,145      16,721   (9.4)%       Stone, Clay & Glass    11,220      12,311    (8.9)%
----------   ---------                                    ---------   ---------
  125,676     131,968   (4.8)%               Total          87,917      93,605    (6.1)%
----------   ---------                                    ---------   ---------

                                 Paper & Forest Products
   85,634      90,577   (5.5)%       Pulp/Paper             61,195      63,294    (3.3)%
    6,960       7,181   (3.1)%       Scrap Paper             3,812       3,898    (2.2)%
   36,184      33,675    7.5%        Pulpwood/Logchips      15,037      13,439    (2.2)%
   26,268      28,291   (7.2)%       Lumber/Plywood         23,109      24,879    (7.1)%
   19,857      25,100  (20.9)%       Metal/Scrap            15,315      18,847   (18.7)%
                                     Military/Other
    9,104       7,620   19.5%         Carloads              11,880       7,975    49.0%
----------   ---------                                    ---------   ---------
  184,007     192,444   (4.4)%               Total         130,348     132,332    (1.5)%
----------   ---------                                    ---------   ---------

                                  Intermodal & Automotive
   34,684      21,655   60.2%        Automotive             21,488      12,467    72.4%
  256,429     247,604    3.6%        Intermodal             44,488      49,621   (10.3)%
----------   ---------                                    ---------   ---------
  291,113     269,259    8.1%                Total          65,976      62,088   (10.3)%
----------   ---------                                    ---------   ---------
                                  TOTAL FOR BUSINESS
  949,130     931,960    1.8%      UNITS                   526,752     518,559     1.6%

   34,762      41,499  (16.2)%    Haulage                   13,043      12,565     3.8%

   (9,125)     (8,561)   6.6%     Adjustments               (4,609)     (4,369)    5.5%
----------   ---------                                    ---------   ---------

  974,767     964,898    1.0%                TOTAL        $535,186    $526,755     1.6%
==========   =========                                    =========   =========

*    Includes the  operations  of Gateway  Western  Railway  Company.  Effective
     October 1, 2001,  Gateway  Western  Railway was merged into the Kansas City
     Southern Railway.

Kansas City Southern Railway*
Carloadings By Commodity - Fourth Quarter 2001
Dollars in Thousands

          Carloadings                                               Revenue

    Fourth Quarter         %                                 Fourth Quarter         %
----------------------                                    ---------------------
   2001        2000     Change                              2001        2000     Change
----------   ---------  -------                           ---------   ---------  -------
                                      Coal
   52,899      39,451   34.1%         Unit Coal           $ 30,989    $ 22,211    39.5%
    1,441         914   57.7%         Other Coal               803         477    68.3%
----------   ---------                                    ---------   ---------
   54,340      40,365   34.6%                Total          31,792      22,688    40.1%

                                   Chemical & Petroleum Products

    1,777       2,146  (17.2)%       Agri Chemicals          1,391       1,488    (6.5)%
    2,989       3,301   (9.5)%       Gases                   2,746       2,921    (6.0)%
    5,359       6,052  (11.5)%       Organic                 5,690       5,694    (0.1)%
    4,825       4,043   19.3%        Inorganic               5,171       4,607    12.2%
   13,573      14,599   (7.0)%       Petroleum               9,167       8,703     5.3%
    6,886       6,466    6.5%        Plastics                6,647       6,417     3.6%
----------   ---------                                    ---------   ---------
   35,409      36,607   (3.3)%               Total          30,812      29,830     3.3%
----------   ---------                                    ---------   ---------

                                   Agriculture and  Minerals

   11,599      10,993    5.5%         Domestic Grain         8,220       8,742    (6.0)%
    4,838       2,674   80.9%         Export Grain           4,000       2,165    84.8%
    6,581       7,194   (8.5)%        Food Products          5,619       5,906    (4.9)%
    5,516       5,510    0.1%         Ores and Minerals      2,864       3,136    (8.7)%
    3,666       3,796   (3.4)%        Stone, Clay &
                                       Glass                 2,738       2,800    (2.2)%
----------   ---------                                    ---------   ---------
   32,200      30,167    6.7%                Total          23,441      22,749     3.0%
----------   ---------                                    ---------   ---------

                                 Paper & Forest  Products

   22,386      21,603    3.6%         Pulp/Paper            16,530      15,227     8.6%
    1,882       1,938   (2.9)%        Scrap Paper            1,072       1,052     1.9%
    9,238       7,637   21.0%         Pulpwood/Logs/Chips    3,852       3,103    24.1%
    6,301       6,603   (4.6)%        Lumber/Plywood         5,745       5,787    (0.7)%
    3,571       5,581  (36.0)%        Metal/Scrap            2,654       4,288   (38.1)%
    2,246       1,660   35.3%         Military/Other
                                       carloads              3,188       1,793    77.8%
----------   ---------                                    ---------   ---------
   45,624      45,022    1.3%                Total          33,041      31,250     5.7%
----------   ---------                                    ---------   ---------

                                  Intermodal & Automotive

    6,042       6,668   (9.4)%        Automotive             3,745       3,696     1.3%
   64,387      67,926   (5.2)%        Intermodal            11,351      12,004    (5.4)%
----------   ---------                                    ---------   ---------
   70,429      74,594   (5.6)%               Total          15,096      15,700    (3.8)%
----------   ---------                                    ---------   ---------
                                   TOTAL FOR BUSINESS
  238,002     226,755    5.0%         UNITS                134,182     122,217     9.8%

    9,197       8,863    3.8%      Haulage                   3,399       3,544    (4.1)%

   (2,097)     (2,721)  (22.9)%    Adjustments              (1,130)     (1,704)  (33.7)%
----------   ---------                                    ---------   ---------

  245,102     232,897    5.2%                TOTAL        $136,451    $124,057    10.0%
==========   =========                                    =========   =========

* Includes the operations of Gateway Western Railway Company. Effective October 1, 2001, Gateway Western Railway was merged into the Kansas City Southern Railway.

Kansas City Southern Industries, Inc.
Consolidated Balance Sheets
Unaudited
(Dollars in Millions)

                                               December 31,               December 31,
                                                   2001                       2000
                                             ----------------           ----------------
Assets
  Cash                                           $       24.7               $       21.5
  Accounts receivable                                   130.0                      135.0
  Inventories                                            27.9                       34.0
  Other current assets                                   44.2                       25.9
                                             ----------------           ----------------
     Total current assets                               226.8                      216.4

  Investments held for operating purposes               386.8                      358.2
  Properties, net of depreciation                     1,327.4                    1,327.8
  Other assets                                           42.3                       42.1
                                             ----------------           ----------------

      Total assets                               $    1,983.3               $    1,944.5
                                             ================           ================

Liabilities and Stockholders' Equity

  Current portion of long-term debt              $       46.7               $       36.2
  Accounts payable                                       50.4                       52.9
  Accrued liabilities                                   132.8                      159.9
                                             ----------------           ----------------
     Total current liabilities                          229.9                      249.0

  Long-term debt                                        611.7                      638.4
  Deferred income taxes                                 370.2                      332.2
  Other                                                  91.2                       81.5
  Stockholders' equity                                  680.3                      643.4
                                             ----------------           ----------------
   Total liabilities and stockholders'
     equity                                      $    1,983.3               $    1,944.5
                                             ================           ================

                        KANSAS CITY SOUTHERN INDUSTRIES, INC.
                               STATEMENT OF CASH FLOWS
                           YEAR TO DATE - DECEMBER 31, 2001
                                    (in thousands)
                                     (Unaudited)

              CASH FLOWS PROVIDED BY (USED FOR):
              OPERATING ACTIVITIES:

               Net income                                               $30,739
               Adjustments to net income:
                   Depreciation and amortization                         58,093
                   Deferred income taxes                                 31,660
                   Equity in undistributed earnings                     (27,075)
                   Distributions from unconsolidated                      3,000
                   Gain on Sale of Property                              (5,774)
                   Gain on Sale of Investments                               82
               Tax Benefit Associated with Exercised Stock Options        5,583
               Changes in working capital items:
                   Accounts receivable                                    3,997
                   Inventories                                            6,182
                   Other current assets                                   7,998
                   Accounts payable                                      (5,097)
                   Accrued liabilities                                  (47,926)
               Other, net                                                14,603
                                                                  -------------

                  Net from operations                                    76,066
                                                                  -------------

              INVESTING ACTIVITIES:
               Property acquisitions                                    (66,001)
               Proceeds from disposals of property                       18,133
               Investments in and Loans to affiliates                    (8,168)
               Proceeds from disposal of investments                        634
               Other, net                                                  (306)
                                                                  -------------
                  Net from investing                                    (55,707)
                                                                  -------------

              FINANCING ACTIVITIES:
               Proceeds from issuance of long-term debt                  35,000
               Repayment of long-term debt                              (51,287)
               Debt issue and recapitalization costs                       (389)
               Proceeds from stock plans                                  8,898
               Cash dividends paid                                         (242)
               Other, net                                                (9,155)
                                                                  -------------
                 Net from financing                                     (17,175)
                                                                  -------------

             CASH AND EQUIVALENTS:
               Net increase                                               3,184
               At beginning of year                                      21,536
                                                                  -------------
               At end of period                                         $24,720
                                                                  -------------